Exhibit 99.1

CB&I Announces First Quarter 2008 Results

THE WOODLANDS, Texas--(BUSINESS WIRE)--CB&I (NYSE:CBI) today reported net income of $42.2 million, or $0.43 per diluted share, for the first quarter 2008, up 15% from first quarter 2007 net income of $36.6 million, or $0.38 per diluted share. Revenue for the quarter was $1.4 billion, an increase of 68% compared with first quarter 2007 revenue of $857.3 million. New awards for the quarter were $943.0 million, bringing CB&I’s total backlog to $7.3 billion as of March 31, 2008.

"I’m pleased to report a solid quarter for CB&I with strong cash flow, backlog and revenue growth," said Philip K. Asherman, President and CEO. "Our mix of work geographically, and within the market sectors where we are concentrated, is clearly enhanced by 2008 new awards in Lummus Technology and by the nuclear containment vessel contract for Westinghouse and an LNG peak shaving project in Canada. We are confident in our full-year forecast and in the continuing level of capital expenditures in the global energy market although challenges on projects related to labor productivity and escalating material and commodity prices have impacted the quarter’s results.”

CB&I’s cash and cash equivalents at the end of the quarter totaled $405.7 million, up from $305.9 million at year-end 2007. Capital expenditures for the first quarter were $20.0 million, compared with $22.5 million for the first quarter 2007. During the quarter, CB&I used $15.6 million of cash to repurchase approximately 367,000 shares of its common stock at an average price of $42.37 per share.

CB&I will host a conference call at 10 a.m. Central time (11 a.m. Eastern time) Wednesday, April 30, 2008 to discuss financial and operating results and answer questions from investors.

About CB&I

CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 17,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information visit www.CBI.com.

Forward-Looking Statement

Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions, and may differ materially from those expressed or implied by any forward-looking statements.

A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed price or similar contracts whether as the result of improper estimates or otherwise; risks associated with percentage-of-completion accounting; the Company's ability to settle or negotiate unapproved change orders and claims; changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; adverse impacts from weather may affect the Company’s performance and timeliness of completion, which could lead to increased costs and affect the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors; increased competition; fluctuating revenue resulting from a number of factors, including the cyclical nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; lower than expected growth in the Company's primary end markets, including but not limited to LNG and energy processes; risks inherent in acquisitions and the Company's ability to obtain financing for proposed acquisitions; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; the weakening, non-competitiveness, unavailability of, or lack of demand for, our intellectual property rights; failure to keep pace with technological changes; failure of our patents or licensed technologies to perform as expected or to remain competitive, current, in demand, profitable or enforceable; adverse outcomes of pending claims or litigation or the possibility of new claims or litigation, including, but not limited to pending securities class action litigation, and the potential effect on the Company's business, financial condition and results of operations; the ultimate outcome or effect of the pending Federal Trade Commission order on the Company's business, financial condition and results of operations; lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing the Company's obligations under its bids and contracts; proposed and actual revisions to U.S. and non-U.S. tax laws, and interpretation of said laws, Dutch tax treaties with foreign countries, and U.S. tax treaties with non-U.S. countries (including, but not limited to The Netherlands), that seek to increase income taxes payable; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which the Company operates; and a downturn or disruption in the economy in general. Additional factors which could cause actual results to differ materially from such forward-looking statements are described under "Risk Factors" as set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2007. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2008	2007

Revenue	$1,439,424	$857,305

Cost of revenue	1,313,401	773,966

Gross profit	126,023	83,339
% of Revenue	8.8%	9.7%
Selling and administrative expenses	63,939	36,838
% of Revenue	4.4%	4.3%
Intangibles amortization	5,893	132
Other operating income, net	(95)	(428)
Earnings of investees accounted for by the equity method	(5,970)	-

Income from operations	62,256	46,797
% of Revenue	4.3%	5.5%
Interest expense	(4,501)	(1,078)
Interest income	3,247	8,071

Income before taxes and minority interest	61,002	53,790

Income tax expense	(17,081)	(16,137)

Income before minority interest	43,921	37,653

Minority interest in income	(1,748)	(1,058)

Net income	$42,173	$36,595

Net income per share
Basic	$0.44	$0.38
Diluted	$0.43	$0.38

Weighted average shares outstanding
Basic	96,052	95,533
Diluted	97,070	96,738

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended
	March 31,		March 31,
	2008		2007

		% of		% of
NEW AWARDS*		Total		Total
EPC
North America	$283,736	30%	$394,774	18%
Europe, Africa & Middle East	190,828	20%	135,330	6%
Asia Pacific	179,260	19%	11,874	1%
Central & South America	54,750	6%	1,606,480	75%
Lummus Technology	234,411	25%	-	0%
Total	$942,985		$2,148,458

		% of		% of
REVENUE		Total		Total
EPC
North America	$506,517	35%	$430,144	50%
Europe, Africa & Middle East	377,761	26%	282,984	33%
Asia Pacific	149,549	10%	85,421	10%
Central & South America	308,486	22%	58,756	7%
Lummus Technology	97,111	7%	-	0%
Total	$1,439,424		$857,305

		% of		% of
INCOME (LOSS) FROM OPERATIONS		Revenue		Revenue
EPC
North America	$(1,792)	(0.4%)	$29,516	6.9%
Europe, Africa & Middle East	2,684	0.7%	8,016	2.8%
Asia Pacific	11,381	7.6%	5,797	6.8%
Central & South America	27,750	9.0%	3,468	5.9%
Lummus Technology	22,233	22.9%	-	0.0%
Total	$62,256	4.3%	$46,797	5.5%

* New awards represents the value of new project commitments received by the Company during a given period.

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets	$1,655,825	$1,674,033
Equity investments	116,477	117,835
Property and equipment, net	278,989	254,402
Goodwill and other intangibles, net	1,201,748	1,208,138
Other non-current assets	69,235	76,515

Total assets	$3,322,274	$3,330,923

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$2,067,207	$2,169,783
Long-term debt	160,000	160,000
Other non-current liabilities	320,900	274,421

Shareholders' equity	774,167	726,719

Total liabilities and shareholders' equity	$3,322,274	$3,330,923

CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA
(in thousands)

	Three Months
	Ended March 31,
	2008	2007
CASH FLOWS

Cash flows from operating activities	$134,819	$103,531
Cash flows from investing activities	(19,875)	(21,113)
Cash flows from financing activities	(15,157)	(18,739)

Increase in cash and cash equivalents	99,787	63,679
Cash and cash equivalents, beginning of the year	305,877	619,449
Cash and cash equivalents, end of the period	$405,664	$683,128

OTHER FINANCIAL DATA

Depreciation and amortization expense	$19,278	$7,193
Capital expenditures	$20,041	$22,518

Decrease in receivables, net	$107,736	$49,961
Change in contracts in progress, net	(25,401)	10,596
(Increase) decrease in non-current contract retentions	(220)	6,941
(Decrease) increase in accounts payable	(48,680)	740
Change	$33,435	$68,238

Backlog*	$7,285,839	$5,723,605

* Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Media: Jan Sieving, +1-832-513-1111
or
Analysts: Marty Spake, +1-832-513-1200